Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2019 Results

Mitchel Field, NY, December 12, 2018 – Frequency Electronics, Inc. (NASDAQ-FEIM) reported revenues for the second quarter of fiscal 2019, which ended October 31, 2018, of $12.1 million compared to $9.3 million in the second quarter of fiscal 2018. Revenues for the first six months of fiscal 2019 were $23.2 million compared to $21.3 million recorded in the same period of the prior year. The Company recorded operating loss of $230,000 for the second quarter of fiscal 2019, compared to an operating loss of $1.9 million in the second quarter of fiscal 2018. Operating loss for the first six months of fiscal 2019 was $146,000 compared to $1.7 million in the first half of fiscal 2018. Net income for the second quarter of fiscal 2019 was $122,000 or $0.01 per diluted share compared to net loss $1.5 million or ($0.17) per diluted share for the second quarter of the prior year. Net income for the first six months of fiscal 2019 was $153,000 or $0.02 per diluted share compared the net loss to $867,000 or ($0.10) per diluted share for the first half of fiscal 2018.

Martin Bloch Executive Chairman of the Board commented, “FEI is on track to achieve substantial revenue growth this full fiscal year and beyond. In addition to the largest dollar value of new bids outstanding, we also have the largest amount of customer funded research and development under contract in the company’s history. The level of internal R&D funding will be maintained, as well, to ensure that we take advantage of new business opportunities on the horizon. In order to support these expanding opportunities, we have begun and will continue to hire additional physicists, engineers, marketing staff and manufacturing support personnel. These opportunities entail programs where we have unique competencies namely secure communications, navigation and command and control systems.”

Stanton Sloane, President & CEO stated, “I am pleased with the continued progress we are making on many fronts…hiring key staff, significant advancements on key technical objectives, improving financial performance and increasing operational efficiency. We now have the broadest, most robust technology development portfolio ever. Compared to both our prior fiscal year and prior quarter, revenue and backlog increased sequentially, a solid indicator of improving performance. Inventory management, as well, continues to improve and we continue to streamline our manufacturing operations. Increasing revenues in the second half of the fiscal year are expected to positively impact gross margins with a resulting improvement in operating income. We will also continue to rationalize our foreign subsidiary, which will ultimately have a positive effect on the bottom line. ”

Selected Fiscal 2019 Financial Metrics and Other Items

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For the six months ended October 31, 2018 satellite related revenues, both for Government/DOD and commercial end use were approximately $11.3 million compared to $9.0 million for the same period of fiscal 2018. Commercial and U.S. Government satellite payload programs accounted for approximately 49% of consolidated revenues, compared to 42% for the same period of fiscal 2018.

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For the six months ended October 31, 2018 sales for non-space related U.S. Government/DOD, end use were $10.4 million compared to $7.7 million for the same period of fiscal 2018. Sales for U.S. Government/DOD non-space end use accounted for approximately 45% of consolidated revenues compared to 36% of consolidated revenues for the same period of fiscal 2018.

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Sales for other commercial and industrial applications were approximately $1.4 million for fiscal 2019 compared to $4.7 million for the same period of fiscal 2018. Commercial and industrial applications accounted for approximately 6% of consolidated revenues, compared to 22% for the same period of the prior year.

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Gross margin rate for the six months of fiscal 2019 increased to 35.8% as compared to 31.5% during the same period of fiscal 2018. The increase in gross margin rate was due to increased revenues, lower repair costs and favorable product mix.

- Research and development expense were to $3.3 million for the six months of fiscal 2019 comparable to $3.4 million for the same period of fiscal 2018. For the balance of the fiscal year research and development activity will include a significantly higher level of customer funded R&D.

-	The Company is actively engaged in recruiting additional key physicists, engineering, marketing and manufacturing personnel.

-	Backlog at the end of the second quarter of fiscal 2019 rose to $38 million from $21 million for the second quarter of the prior year.

Investor Conference Call

As announced on December 10, 2018, the Company will hold a conference call to discuss these results on Wednesday, December 12, 2018, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company’s website through March 12, 2019. The archived call may also be retrieved at 1-877-481-4010 (domestic) or 1-919-882-2331 (international) using Conference ID #: 13685798 for one week following the call.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and EW markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for the Electronic Warfare (“EW”) markets and added resources for state-of-the-art RF microwave products, FEI-Asia provides cost effective manufacturing capabilities. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President, Chief Executive Officer: Steven Bernstein, Chief Financial Officer;

Martin Bloch, Executive Chairman of the Board:

Telephone:     (516) 794-4500                         WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (unaudited)

(in thousands except per share data)

	Six Months ended		Three Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Revenues	$23,153	$21,360	$12,142	$9,337
Cost of Revenues	14,860	14,636	8,123	7,134
Gross Margin	8,293	6,724	4,019	2,203
Selling and Administrative	5,182	5,046	2,642	2,335
Research and Development	3,257	3,364	1,607	1,734
Operating Loss	(146)	(1,686)	(230)	(1,866)
Interest and Other, Net	276	1,129	322	(7)
Income (Loss) before Income Taxes	130	(557)	92	(1,873)
Income Tax Benefit	(23)	(98)	(30)	(584)
Net Income (Loss) from Continuing Operations	153	(459)	122	(1,289)
Loss from Discontinued Operations, net of tax	-	(408)	-	(192)
Net Income (Loss)	$153	$(867)	$122	$(1,481)

Net Income (Loss) per share:
Basic and diluted income (loss) from continued operations	$0.02	$(0.05)	$0.01	$(0.15)
Basic and diluted loss earnings from discontinued operations	$0.00	$(0.05)	$0.00	$(0.02)
Basic and diluted income (loss) per share	$0.02	$(0.10)	$0.01	$(0.17)
Average Shares Outstanding
Basic	8,885	8,830	8,893	8,835
Diluted	9,046	8,830	9,102	8,835

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2018	April 30, 2018
	(unaudited)	(audited)
ASSETS
Cash & Marketable Securities	$11,252	$14,018
Accounts Receivable	6,110	4,268
Costs and Estimated Earnings
in Excess of Billings, net	7,047	5,094
Inventories	25,648	26,186
Other Current Assets	1,623	2,509
Property, Plant & Equipment	13,486	14,127
Other Assets	18,496	17,382
	$83,662	$83,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$4,252	$5,257
Other Long-term Obligations	15,186	15,065
Stockholders’ Equity	64,224	63,262
	$83,662	$83,584